Tieto Corporation INSIDE INFORMATION 26 June 2019, 9.30 am EET

NOT FOR PUBLICATION, DISTRIBUTION OR RELEASE, DIRECTLY OR INDIRECTLY, IN OR INTO THE UNITED STATES OF AMERICA, AUSTRALIA, CANADA, JAPAN OR ANY JURISDICTION WHERE TO DO SO MIGHT CONSTITUTE A VIOLATION OF THE LOCAL SECURITIES LAWS OR REGULATIONS OF SUCH JURISDICTION.

Tieto and EVRY sign merger plan to implement the combination of the companies as announced on 18 June 2019

Tieto Corporation ("Tieto") and EVRY ASA ("EVRY") have today entered into a merger plan in accordance with the Norwegian and Finnish Companies Acts to implement the combination of the companies in accordance with the merger agreement announced on 18 June 2019.

As announced on 18 June 2019, the proposed combination of Tieto and EVRY will take the form of a taxable statutory cross-border merger of EVRY into Tieto pursuant to the Norwegian and Finnish Companies Acts. As merger consideration the shareholders of EVRY will receive 0.12 new shares in Tieto and NOK 5.28 in cash for each share in EVRY. As a result of the merger, EVRY's shareholders will receive approximately 37.5% ownership in the combined company and a total cash consideration of approximately EUR 200 million. In the aggregate, approximately 44.3 million new shares in Tieto are expected to be issued as part of the merger.

Tieto and EVRY intend to file the merger plan with the Finnish Trade Register and the Norwegian Register of Business Enterprises in the course of today, and have published the English language merger plan and the Finnish language translation of the merger plan with its attachments and related documents on their respective websites at www.tieto.com/tietoevry and www.evry.com/investor. The merger plan without its attachments is also attached to this stock exchange release.

The merger plan contains information, inter alia, on the proposed amendments to Tieto's articles of association, board of directors and shareholders' nomination board pursuant to the merger, the merger consideration payable to the shareholders of EVRY and its allocation, certain employee matters in relation to the merger, the accounting and tax effects of the merger, and the conditions for the completion of the merger.

The merger is subject to approval by the respective Extraordinary General Meetings ("EGMs") of Tieto and EVRY, which are currently expected to be held in September 2019 at the latest. Tieto and EVRY currently expect to announce the notices to convene such EGMs in late July or early August 2019. The merger is expected to be completed during the fourth quarter of 2019, or during the first quarter of 2020 at the latest, subject to all regulatory approvals having been obtained and other conditions to completion having been fulfilled.

Further information concerning the merger is available in the joint stock exchange announcement concerning the merger published by Tieto and EVRY on 18 June 2019 and in the stock exchange announcement concerning proposals to the Tieto EGM published by Tieto on 18 June 2019, and on the companies' respective websites in the below addresses. Tieto intends to publish a merger prospectus containing more detailed information prior to the Tieto EGM resolving on the merger. The merger prospectus is currently expected to be published during August 2019.

For further details, visit www.tieto.com/tietoevry and www.evry.com/investor.

For further information, please contact:
Tieto

Investors:
Tomi Hyryläinen, CFO, tel. +358 50 555 0363, tomi.hyrylainen (at) tieto.com

Media:
Kia Haring, Head of Global Communications and Corporate Responsibility, +358 40 765 3700, kia.haring (at) tieto.com

EVRY

Investors:
Henrik Schibler, CFO, tel +47 4001 0303, henrik.schibler (at) evry.com

Media:
Unni Strømstad, EVP Communications & Marketing, tel +47 9775 3453, unni.stromstad (at) evry.com

TIETO CORPORATION

DISTRIBUTION
Nasdaq Helsinki
Principal Media

Tieto aims to capture the significant opportunities of the data-driven world and turn them into lifelong value for people, business and society. We aim to be customers' first choice for business renewal by combining our software and services capabilities with a strong drive for co-innovation and ecosystems. Headquartered in Finland, Tieto has around 15 000 experts in close to 20 countries. Tieto's turnover is approximately EUR 1.6 billion and shares listed on NASDAQ in Helsinki and Stockholm. **www.tieto.com**

EVRY is a leading Nordic tech and consulting company. Together with our customers and an ecosystem of the best global digital experts, we shape the future today by applying new technologies to improve end user experiences, and the performance of people, processes and systems.

We are close to our customers and represent a Nordic mindset on responsibility, quality and security.

We leverage our Nordicness to do business in more than 18 countries. EVRY is listed on Oslo Stock Exchange. Our 8 800 employees are passionate about creating digital advantage and shaping the future – today.

IMPORTANT INFORMATION

This announcement is not an offer to sell or a solicitation of any offer to buy any securities issued by Tieto Corporation ("Tieto" or the "Company") or EVRY ASA ("EVRY") in any jurisdiction where such offer or sale would be unlawful.

In any EEA Member State, other than Finland or Norway, that has implemented Directive 2003/71/EC as amended (together with any applicable implementing measures in any member State, or as superseded, including by Regulation (EU) 2017/1129, whose main provisions will apply as from July 21, 2019, the "Prospectus Directive"), this communication is only addressed to and is only directed at "qualified investors" in that Member State within the meaning of the Prospectus Directive.

This document and the information contained herein are not for distribution in or into the United States of America. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in the United States. Any securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. There is no intention to register any securities referred to herein in the United States or to make a public offering of the securities in the United States. Any securities referred to herein may be offered or sold in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

This announcement is made for the securities of a foreign company. The announcement is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws of the United States, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under any transaction referred to herein, such as in open market or privately negotiated purchases.
In the United Kingdom, this document and any other materials in relation to the securities described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this document relates is available only to, and will be engaged in only with, "qualified investors" within the meaning of Article 2(1)(e) of the Prospectus Directive who are (i) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order; or (iii) other persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as "relevant persons"). In the United Kingdom, persons who are not relevant persons should not take any action on the basis of this document and should not act or rely on it.

This document is an advertisement and is not a prospectus for the purposes of the Prospectus Directive. A prospectus prepared pursuant to the Prospectus Directive will be published, which, when published, can be obtained from www.tieto.com/tietoevry. Investors should not subscribe for any securities referred to in this document except on the basis of information contained in the prospectus.

No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with the release. Each person must rely on their own examination and analysis of Tieto, EVRY, their respective subsidiaries, their respective securities and the merger, including the merits and risks involved.

This release includes "forward-looking statements." These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words "aims," "anticipates," "assumes," "believes," "could," "estimates," "expects," "intends," "may," "plans," "should," "will," "would" and similar expressions as they relate to Tieto, EVRY, the merger or the combination of the business operations of Tieto and EVRY identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release include information on the future results, plans and expectations with regard to the combined company's business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release. The combined financial information is presented for illustrative purposes only. The combined income statement information has been calculated assuming the activities had been included in one entity from the beginning of each period. The preliminary revenue, adjusted operating profit and operating profit of the combined company have been calculated as a sum of combined financial information for the twelve months ended 31 December 2018. The combined financial information is based on a hypothetical situation and should not be viewed as pro forma financial information. This release includes estimates relating to the cost synergy benefits expected to arise from the merger and the combination of the business operations of Tieto and EVRY, which have been prepared by Tieto and EVRY and are based on a number of assumptions and judgments. Such estimates present the expected future impact of the merger and the combination of the business operations of Tieto and EVRY on the combined company's business, financial condition and results of operations. The assumptions relating to the estimated cost

synergy are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost synergy benefits from the merger and the combination of the business operations of Tieto and EVRY, if any, to differ materially from the estimates in this release. Further, there can be no certainty that the merger will be completed in the manner and timeframe described in this release, or at all.

Both Bank of America Merrill Lynch International DAC, Stockholm Branch, a subsidiary of Bank of America Corporation, and Nordea Bank Abp are acting exclusively for Tieto in connection with the merger and for no one else and will not be responsible to anyone other than Tieto for providing the protections afforded to its clients or for providing advice in relation to the merger.

ABG Sundal Collier ASA is acting exclusively for EVRY in connection with the merger and for no one else and will not be responsible to anyone other than EVRY for providing the protections afforded to its clients or for providing advice in relation to the merger.

With respect to EVRY, information contained herein is subject to the disclosure requirements under section 5-12 of the Norwegian Securities Trading Act.

APPENDIX 1
Merger plan